EXHIBIT 99.1

Reed’s, Inc. Allows Jones Soda to Pursue Alternative Options

LOS ANGELES, CA -- (Marketwire – March 22) - Reed's, Inc. (NASDAQ: REED), maker of the top-selling sodas in natural food stores nationwide, announced today that Jones Soda, Inc. (NASDAQ: JSDA) has received an unsolicited offer by a third party and has terminated the exclusivity provision of the Letter of Intent (LOI) signed with Reed’s, Inc. on March 9, 2010.

As stated in the Letter of Intent, Reed’s, Inc. had come to mutual terms with Jones to acquire the company for approximately $9.8 million in cash and stock.  On March 19th, 2010, Jones informed Reed’s that it received an unsolicited proposal that it would like to pursue while continuing to have discussions with Reed’s, Inc.

Mr. Chris Reed, Founder, Chairman and CEO of Reed’s, Inc., stated, “Jones management has a fiduciary responsibility to its shareholders to consider any offers to buy the company and we respect that. As of yet, we have not seen the terms of the new offer. However, I would like to reiterate that our offer is based mostly on stock, which has not yet reflected the value of the post merger company. The post merger Reed’s, Inc. would be worth more than the two companies alone due to the significant cost savings associated with the consolidation of operations. While both companies have struggled with profitability over the past few years, the combined entity would most probably not. Reed’s, Inc. should be profitable in 2010 even without this merger.”

Mr. Reed concluded, “The merger with Jones is not a necessity for Reed’s, as our business is healthy and picking up momentum on all fronts.  We reiterate our guidance for double digit growth in 2010 and we will continue to look for other opportunities for synergistic acquisitions in the course of building our business.”

About Reed's, Inc.

Reed's, Inc. makes the top selling sodas in natural food markets nationwide and is currently selling in 10,500 supermarkets in natural foods and mainstream. Its six award-winning non-alcoholic Ginger Brews are unique in the beverage industry, being brewed, not manufactured and using fresh ginger, spices and fruits in a brewing process that predates commercial soft drinks.

In addition, the Company owns the top selling root beer line in natural foods, the Virgil's Root Beer product line, and the top selling cola line in natural foods, the China Cola product line. Recently, Reed's added the Sonoma Sparkler brands to its line, a celebration drink with an established customer base. Other product lines include: Reed's Ginger Candies and Reed's Ginger Ice Creams.

Reed's products are sold through specialty gourmet and natural food stores, mainstream supermarket chains, retail stores and restaurants nationwide, and in Canada. For more information about Reed's, please visit the company's website at: http://www.reedsgingerbrew.com or call 800-99-REEDS.

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SAFE HARBOR STATEMENT

Some portions of this press release, particularly those describing Reed's goals and strategies, contain "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words, such as "expects," "should," "believes," "anticipates" or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. For example, as described in this press release, Reed’s has made an offer to purchase Jones, but the offer is subject to negotiation, on a non-exclusive basis, and the transaction may not move forward and the acquisition may not be completed, or may be completed on other terms.  While Reed's is working to achieve its goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed's, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed's that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed's undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Source: Reed’s, Inc.

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